Exhibit 99.1

For Immediate Release:	Contact:	Adam J. Jeamel
May 28, 2014		VP, Corporate Communications
Rockville Bank: A Division of United Bank
860-291-3765 ajeamel@rockvillebank.com

Leading Mortgage Lenders Join United Bank

to Lead the Greater Springfield, Western Mass Market

GLASTONBURY, CONN., May 28, 2014 – William H.W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. (NASDAQ: UBNK) and United Bank of Glastonbury, Conn., today announced the hiring of three high-performing and West Springfield-based mortgage bankers that will enhance the Bank’s lending presence in Western Massachusetts and earn the new United Bank a reputation for being the top lender in that market.

The three mortgage lenders come to United Bank from Bank of America in West Springfield. They are: Lisa A. Kraus, Vice President & Western Massachusetts Sales Manager; April Healey, Mortgage Loan Officer; and Jill B. Keefe, Mortgage Loan Officer.

“Building our mortgage banking presence in Greater Springfield and the Western Massachusetts area is a top priority for United Bank. One important way to achieve this goal is by recruiting seasoned, high-performing mortgage professionals like Lisa, April and Jill who not only have the experience and reputation to make us the top lender in this area but live, work and are active in this part of Massachusetts,” said Crawford. “Our commitment to grow in Greater Springfield hinges on our continued success in hiring quality, first-class lenders who have big bank experience but join the United team because of the local decision-making, superior customer service and quick turnaround times on loans that only a community bank like ours can deliver its customers.”

•	Lisa A. Kraus, Vice President and Western Massachusetts Sales Manager: Kraus, of Feeding Hills, Massachusetts, comes to United from Bank of America in West Springfield where she was most recently Vice President and Home Loan Manager. Previously, she was an Assistant Vice President, Branch Manager with Countrywide Home Loans; and Mortgage Loan Officer with Banknorth Mortgage Group of Springfield. She started her career in mortgage banking as an underwriter and processor with SIS Bank in Springfield.

Due to her mortgage banking success in Western Massachusetts, she earned the 2002 “Affiliate of the Year” from the Realtor Association of Pioneer Valley (RAPV) and the Association’s “Good Neighbor Award” in 2009. As for her commitment to the community, Kraus has dedicated hundreds of volunteer hours with RAPV for more than 14 years to raise funds for various local programs.

•	April M. Healey, Mortgage Loan Officer: Healey, of Shelburne, Massachusetts, comes to United Bank from Bank of America in West Springfield where she held the title of Mortgage Loan Originator and earned two prestigious employee awards. Prior to Bank of America, Healey was a real estate broker for Century 21 in West Springfield for several years.

Healey is very active in the West Springfield area, including past president of the Kiwanis Club and Conservation Commissioner with the City of West Springfield. She held various leading roles with RAPV, including Director, Chairperson of its Community Awareness/Realtor Public Image Committee and strategic planning consultant for RAPV’s Communications/Technology.

•	Jill B. Keefe, Mortgage Loan Officer. Keefe also comes to United Bank from Bank of America in West Springfield where she held the position of Senior Mortgage Loan Officer. Her West Springfield ties also include her role as Assistant Vice President and Branch Manager for the former Northeast Savings. In addition to her vast experience in the Western Massachusetts market, she has been a resident of Wilbraham, Massachusetts for 37 years, which has given her a strong understanding of the area and a robust customer base and community contacts.

The new United Bank’s residential mortgage business line continues to evolve. The number of commission-based mortgage loan officers grew from only 12 in 2012 to 35 high-performing lenders as of May 2014. The Bank’s mortgage banking footprint has also expanded beyond its legacy markets, opening a mortgage loan production office (LPO) in Fairfield County, Connecticut and an LPO in close proximity to Boston, Massachusetts earlier this year.

“An integral part of our growth strategy is to attract more bankers who can drive value through established relationships and strong ties to their respective communities. This is what will make the new United the premier community bank in New England. Lisa, April and Jill will be the differentiators for us in the Greater Springfield and Western Massachusetts market because they have the proven ability to increase production capacity and exhibit the culture we will promote inside and outside the new United Bank,” added Crawford.

Healey, Keefe and Kraus will be based at United’s West Springfield offices at 95 Elm Street. Healey and Keefe will report to Kraus. Kraus will be reporting to Jeff Lipes, Vice President, Mortgages.

About United Bank:

On April 30, 2014, United Bank (established in 1882) and Rockville Bank (established 1858) completed a transformational merger of equals by bringing together two financially strong, independent-minded institutions to create the premier community bank in New England with more than 50 branches in two states and approaching $5.0 billion in assets. United Bank merged with and into Rockville Bank, with Rockville as the surviving bank. Rockville Bank immediately changed its name to United Bank. The new United Bank is a state chartered bank headquartered in Glastonbury Conn. with regional offices in Worcester and West Springfield, Massachusetts and Enfield, Connecticut.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 United Bank and Rockville Bank will maintain their existing websites at www.bankatunited.com and www.rockvillebank.com under the banks go through their data systems conversion later this year. More information on the merger can also be found on their interim merger-related website at www.thenewunitedbank.com.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central Connecticut and Western Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and approaching $5.0 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc., trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

To download United Financial Bancorp, Inc.’s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device. (live May 1)

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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